UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 23, 2016

(Date of earliest event reported: December 21, 2016)

American Renal Associates Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37751	27-2170749
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

500 Cummings Center, Suite 6550 Beverly, Massachusetts	01915
(Address of registrant’s principal executive office)	(Zip code)

(978) 922-3080

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 203.425)

◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously disclosed, on November 10, 2016, American Renal Associates Holdings, Inc., (the “Company”) announced that John J. McDonough agreed to step down from his role as Executive Vice President, Chief Operating Officer and Treasurer of the Company, effective December 31, 2016 (the “Separation Date”).

In connection with Mr. McDonough’s departure, on December 21, 2016, the Company entered into a Severance Agreement with Mr. McDonough (the “Separation Agreement”).  As part of the Separation Agreement, Mr. McDonough has agreed to provide transition consulting services to the Company from January 1, 2017 through June 30, 2017, on an as-needed basis as requested by Joseph Carlucci or Jonathan Wilcox.  In addition, the Separation Agreement provides that:

•

Mr. McDonough will receive those benefits set forth for a termination by the Company without “Cause” or resignation by Mr. McDonough for “Good Reason” for purposes of his Employment Agreement with the Company dated March 22, 2010, as amended from time to time, and for purposes of the outstanding long-term incentive award agreements to which Mr. McDonough is a party; and

•	subject to Mr. McDonough’s providing consulting services, 79,721 stock options granted on July 9, 2010 will remain outstanding and eligible to vest through March 22, 2018.

The foregoing payments and benefits are subject to an execution of a valid release of claims by Mr. McDonough and his compliance with certain restrictive covenants.

The foregoing description is qualified by reference to the full text of the Separation Agreement, which is filed as Exhibit 10.1 attached hereto and is incorporated by reference in its entirety into this Item 5.02.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Severance Agreement dated as of December 21, 2016 entered into between the Company and John McDonough.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN RENAL ASSOCIATES HOLDINGS, INC.

Dated: December 23, 2016	By:	/s/ Jonathan L. Wilcox
	Name:	Jonathan L. Wilcox
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Severance Agreement dated as of December 21, 2016 entered into between the Company and John McDonough.